The Italian Oven, Inc. Announces Amendment to Articles of Incorporation in Anticipation of 99 Share Dividend for Each Common Share

DOYLESTOWN, PA -- 11/30/2008 -- The Italian Oven, Inc. (PINKSHEETS: IOVN) today announced that it has sent amended articles of incorporation to the Pennsylvania Secretary of State in order to accommodate a prospective 99 share dividend for each common share of stock.

Presently, the company's articles authorize 20,000,000 shares of common stock, and 500,000 shares of preferred stock. Of those authorized shares, 9,382,917 are issued and outstanding. 5,000,000 of the issued securities constitute a control block of restricted shares controlled by My Pleasure Limited. 4,382,917 shares are held by the public. No preferred shares are outstanding.

The amendments to the articles of incorporation modify the authorized shares of common stock to 999,999,999. In addition, the authorized number of preferred shares has been increased to 500,000,000.

The increase of the authorized shares is in anticipation of a dividend of 99 shares for every 1 share held. Once the dividend is authorized and approved, the number of shares would be 938,291,700. Of those shares, 500,000,000 restricted shares would be held by My Pleasure Limited, and 438,291,700 shares would be held by the public. The 500,000,000 preferred shares are being authorized in anticipation of a plan to allow the control block of shares to be converted to preferred shares after the dividend.

The modification of the share structure will not result in any dilution or change in the percentage of ownership by any shareholder. Current management implemented a strict policy to provide shareholders with advance information pertaining to any dilution and the necessity thereof.

The company believes that the increased number of outstanding shares, as a result of the prospective dividend, will provide more liquidity of our shares and enable persons who possess a small number of shares to participate in the redevelopment of the enterprise.

ABOUT THE ITALIAN OVEN, INC.

The Italian Oven, Inc. is presently looking for business opportunities in the hospitality, entertainment, and food service industries.

Contact:
Joanna Chmielewska
President
The Italian Oven, Inc.
ir@theitalianoveninc.com
267-864-7737
Fax:  267-371-5168